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DataMirror Corporation	DataMirror Corporation	617-587-2872
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DataMirror Announces Winners of the 2003 Real-time Enterprise Awards

GMAC Commercial Mortgage and Sky Courier Honored for Best Practices in Real-time Data Integration and Resiliency

MARKHAM, CANADA – (June 11th, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today awarded the first annual Real-time Enterprise Awards to GMAC Commercial Mortgage Corporation (GMACCM) and Sky Courier.  GMACCM was awarded the Real-time Enterprise Award in Integration for its outstanding achievements with DataMirror Transformation Server™, while Sky Courier was honored with the award in Resiliency for its highly successful use of DataMirror High Availability Suite™.

The awards, celebrating the remarkable results achieved by these companies through DataMirror’s real-time data integration and resiliency software solutions, were presented by a panel of industry experts including Rick Whiting, senior editor, InformationWeek; Nigel Stokes, CEO, DataMirror; and Kirk Dixon, executive vice president, Global Operations, DataMirror.  Finalists in the Real-time Enterprise Awards were, in the Integration category, Australia’s prestigious Queensland University of Technology and, in the Resiliency category, The Chamberlain Group, Inc., a privately-held Fortune 1000 corporation based in Elmhurst, Illinois.

As a rapidly growing business with a heterogeneous IT environment, GMACCM, an indirect wholly owned subsidiary of General Motors Acceptance Corporation, leverages the flexibility, stability and interoperability of Transformation Server to create an underlying infrastructure that integrates e-commerce applications with operational and legacy systems.  Recognizing that customers increasingly rely on the Internet to access critical information, such as loan and investment status, GMACCM uses Transformation Server to efficiently interact with customers online and in real-time.

With Transformation Server, DataMirror’s high performance, peer-to-peer data integration solution, GMACCM has realized rapid revenue enhancements as it acquires, integrates and processes new portfolios quickly, while lowering direct costs and enhancing flexibility in business processes.  GMACCM has also utilized Transformation Server to develop a range of new products and services including a number of critical e-commerce applications.

Sky Courier, a subsidiary of Airborne Express specializing in same day delivery of packages worldwide, employs High Availability Suite to protect valuable corporate and customer data, enable efficient 24/7 business operations, and ensure the availability of data and applications that drive its business.  High Availability Suite is a single integrated product for highly available and resilient business operations in iSeries environments, capturing iSeries objects and database transactions from primary systems and mirroring them in real-time to one or more secondary iSeries.

Sky Courier’s ‘time-critical’ deliveries are coordinated through an online, real-time automated dispatch application vital to arranging and tracking package movements. With customers that expect continuous operations, Sky Courier has benefited not only from the reliability provided by High Availability Suite, but from the lower operating costs, increased operational efficiencies, and high return on investment realized through the implementation.

“GMACCM and Sky Courier exemplify the outstanding results that can be achieved with DataMirror’s real-time integration and resiliency solutions,” said Nigel Stokes, CEO, DataMirror. “The ROI results demonstrated by all of our customers, especially by these two honorees, proves that we have entered an era where, in order to remain competitive, companies must evolve into real-time, 24/7 enterprises.”

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror solutions including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, Transformation Server, High Availability Suite, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.